                              MOLECULAR DYNAMICS, INC.

                                        AND

                             CLONTECH LABORATORIES, INC

               RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

                                 SEPTEMBER 11, 1998

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


               RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

     THIS RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT ("Agreement"), effective as of September 11, 1998 ("Effective Date") is made by and between MOLECULAR DYNAMICS, INC., a Delaware corporation and CLONTECH LABORATORIES, INC., a California corporation (each, respectively, a "Party" and collectively, the "Parties").

                                      BACKGROUND

     A. MD owns, or has or is developing technology, chemistries, instrumentation and software for the manufacture and scanning of microarrays of biological materials including DNA.

     B. CLONTECH owns, or has or is developing technologies relating to the development, selection, manipulation and manufacture of DNA sequences that can be included into microarrays, technologies relating to hybridization and probe generation, chemistry and software.

     C. CLONTECH and MD desire to jointly develop and manufacture microarrays of [ * ] and market and sell such jointly developed [ * ] microarrays.

     THEREFORE, the Parties agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

     "AFFILIATE" means an entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the possession directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that such entity shall be deemed an Affiliate only so long as such control continues.

     "ARRAY SCANNER(s)" means an instrument as listed in Exhibit A hereto, as developed by MD, and the associated software, specifically having the ability to rapidly and accurately detect and quantify fluorescently-labeled probes hybridized or bound to the DNA and/or other biological materials spotted by an Array Spotter on a glass slide or other substrate.

     "ARRAY SPOTTER(s)" means an instrument as listed in Exhibit A hereto, as developed by MD, and the associated software, specifically having the ability to spot DNA and other biological materials on a glass slide or other substrate.

     "CLONTECH" means Clontech Laboratories, Inc. and its Affiliates.

     "CLONTECH IP" means such Intellectual Property Rights and Information which, during the Term of this Agreement: (i) are owned by CLONTECH or licensed to CLONTECH as part of Third Party Licenses; (ii) would be infringed by the development, manufacture, sale, use,


                                          1.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

offer for sale or importation of the Microarrays by MD in accordance with this Agreement; and (iii) CLONTECH may grant a license or sublicense to MD hereunder without violating any agreement with a Third Party.

     "CUSTOMER" means either: (i) a Third Party or (ii) an Affiliate of CLONTECH or MD who is an end-user of Microarrays, who purchases Microarrays from CLONTECH or MD in accordance with this Agreement for use in the Field and in the Territory.

     "DEVELOPMENT PLAN" means the development plan for the Microarrays which sets forth, without limitation, development and commercialization timelines, specifications, activities, tasks and other technical and marketing information relating to the Microarrays and the Project, which plan shall be agreed to by the Parties and attached hereto as Exhibit B within ninety (90) days of the Effective Date. The Development Plan may be amended from time to time during the Term of this Agreement upon written agreement of the Parties.

     "FIELD" means the use of the Microarrays in accordance with the following:

     (a) the Microarrays may only be used for [ * ] programs, including [ * ] programs;

     (b) the Microarrays may be used only in "[ * ]" studies (meaning studies which measure the [ * ] of an [ * ] in cells); and

     (c)  the Microarrays are for [ * ] use only.

     For clarification, the Microarrays may not be used for [ * ] for [ * ] distribution, for [ * ] discovery; nor may the Microarrays be [ * ] to other parties.

     "INFORMATION" means techniques, inventions, practices, methods, knowledge, know-how, skill, experience and analytical, quality control, marketing, manufacturing and sales data, whether or not patentable.

     "INTELLECTUAL PROPERTY RIGHTS" means trade secrets, patents, copyrights, know-how and similar rights of any type under the law of any governmental authority, domestic or foreign, including all applications and registrations thereto.

     "MD" means Molecular Dynamics, Inc. and its Affiliates.

     "MD IP" means such Intellectual Property Rights and Information which, during the Term of this Agreement: (i) are owned by MD or licensed to MD as part of Third Party Licenses; (ii) would be infringed by the development, manufacture, sale, use, offer for sale or importation of the Microarrays by CLONTECH in accordance with this Agreement; and (iii) MD may grant a license or sublicense to CLONTECH hereunder without violating any agreement with a Third Party.


                                          2.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     "MECHANICAL FABRICATION METHODS" means any method for the fabrication of Nucleic Acid Arrays on a solid support by placement of fully synthesized nucleic acids (clonal polynucleotides or other presynthesized polynucleotides) having more than [ * ] bases each, solely through mechanically isolated deposition of such fully synthesized nucleic acids at specific locations on the array. Without limiting the above, it is understood that the synthesis of an array in which regions of an array are activated or prepared for placement of materials by means of controlled direction of electromagnetic energy at a portion of a support is not a Mechanical Fabrication Method.

     "MICROARRAY" means a Nucleic Acid Array jointly developed by CLONTECH and MD under the Project pursuant to this Agreement, the specifications of which ("Specifications") are set forth in the Development Plan, as such Specifications may be changed from time to time.

     "NUCLEIC ACID ARRAY" means an array of diverse nucleic acids, each having more than [ * ] bases, at defined locations on a solid support and fabricated by Mechanical Fabrication Methods, provided that in no part of such solid support may such diverse nucleic acids be arranged at a [ * ] of more than [ * ], and all of the nucleic acids in any one Nucleic Acid Array may represent no more than [ * ] genes.

     "PROJECT" means the joint development project undertaken by the Parties pursuant to this Agreement to develop the Microarrays.

     "PROJECT TECHNOLOGY" means any and all inventions, know-how, trade secrets, formulations, data, technology, processes and information, whether or not patentable, developed or invented by either Party or by the Parties jointly pursuant to, in connection with or in furtherance of the Project, and any and all Intellectual Property Rights therein and thereto.

     "TERRITORY" means the [ * ], provided that the Joint Steering Committee (as defined in Article V) may add additional countries to the definition of Territory.

     "THIRD PARTY(ies)" means any person or entity other than MD or CLONTECH, or an Affiliate of MD or CLONTECH.

     "THIRD PARTY LICENSES" means any and all licenses to Third Party Intellectual Property Rights which: (i) have been granted to a Party as of the Effective Date or are thereafter granted to a Party during the Term of the Agreement; and (ii) would be infringed by the unlicensed manufacture, use, sale, offer for sale or importation of the Microarrays in the Territory.

                                     ARTICLE II

                     LICENSES AND INTELLECTUAL PROPERTY RIGHTS

     2.1 LICENSE TO CLONTECH. Subject to the terms and conditions of this Agreement, during the Term, MD grants to CLONTECH a [ * ] (except as specified below) license, [ * ] with MD, under the MD IP to: (i) develop the Microarrays in accordance with the Development Plan; (ii) make (only if permitted by that certain License Agreement dated [ * ] by and between MD and [ * ] and any

                                          3.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

amendments thereof ("[ * ] Agreement"), use, sell, have sold, offer for sale and import the Microarrays in the Territory for use in the Field; and (iii) grant sublicenses to Customers to use the Microarrays in the Territory in the Field.

     2.2 LICENSE TO MD. Subject to the terms and conditions of this Agreement, during the Term, CLONTECH grants to MD a [ * ] (except as specified below) license, [ * ] with CLONTECH, under the CLONTECH IP to: (i) develop the Microarrays in accordance with the Development Plan; (ii) make, use, sell, have sold, offer for sale and import the Microarrays in the Territory for use in the Field; and (iii) grant sublicenses to Customers to use the Microarrays in the Territory in the Field.

     2.3 PROJECT TECHNOLOGY. The Parties agree that any Project Technology shall be owned by the Party which employee(s) invents such Project Technology, in accordance with United States patent laws with respect to inventorship. Project Technology that is jointly invented by the employees of both Parties shall be jointly owned by the Parties ("Joint Inventions"). Decisions regarding the procurement of patents on Joint Inventions shall be jointly made by the Parties, and the expenses therefor shall be shared equally by the Parties. Both Parties agree that no assignments, license grants or any other grant of rights will be made on Joint Inventions without the written permission of the other Party, said permission not to be withheld unreasonably. In the case that a Party wishes to assign its ownership interest in any Joint Invention, it shall notify the other Party in writing thereof ("Notice") prior to entering into any discussion with a Third Party concerning assignment of its interest in such Joint Invention. In the event the other Party wishes to accept assignment of such Party's interest in such Joint Invention, the Parties shall negotiate in good faith and attempt to enter into a written agreement for the assignment of the ownership interest of such Joint Invention for a period of no more than [ * ] days from the date the Notice is received by the non-assigning Party. If the Parties have not entered into a written agreement after the expiration of such [ * ] day period, the Party desiring to assign its ownership interest shall have the right to assign its ownership interest to a Third Party, provided that the terms of such transfer to the Third Party may not be more favorable, taken as a whole, than the terms last offered by the assigning Party to the other Party.

     2.4 THIRD PARTY TECHNOLOGY. Each Party acknowledges that the license granted to it by the other Party may include rights under Third Party Licenses. Each Party hereby agrees to abide by the terms and Conditions of such Third Party Licenses pertinent to such Party as sublicensee of the other Party and disclosed to such Party during the Term of this Agreement. Breach of the foregoing covenant by a Party shall be deemed a material breach of this Agreement by such Party.

     2.5 RESERVATION OF RIGHTS. No right, title, or interest is granted, whether expressly or by implication to any technology or Intellectual Property Rights owned by either Party, except for the rights and licenses expressly granted hereunder, and each Party hereby reserves all rights not expressly granted hereunder. Nor shall anything in this Agreement be deemed to restrict either Party from exploiting any of its rights not expressly granted to the other Party hereunder.

     2.6 ENFORCEMENT. Each Party agrees to promptly notify each other upon knowledge of any infringement or misappropriation by a Third Party of the MD IP or CLONTECH IP the Territory, including Customers who are using the Microarrays outside the Field. The Parties


                                          4.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

shall consult with each other and agree upon a course of action to abate such infringement or misappropriation by the Third Party.

     2.7 THIRD PARTY PATENT RIGHTS. If a claim, suit or other legal proceeding is threatened or commenced against MD and/or CLONTECH by a Third Party alleging that the making, use, selling, offer for sale or importing of the Microarrays infringes an Intellectual Property Right of the Third Party ("Claim"), or if either Party becomes aware of any Intellectual Property Rights of a Third Party that may cover the making, use, selling, offer for sale or importing of the Microarrays, then each Party will give prompt written notice thereof to the other Party.

          (a) MD shall have the right to defend against or settle any Claim arising from or relating to the MD IP; provided that: (a) CLONTECH shall cooperate fully with MD in any defense, settlement or compromise made by MD at MD's expense; (b) CLONTECH shall not enter into any settlement agreement or other voluntary resolution of any such Claim without obtaining MD's prior written consent thereto; and (c) MD shall not enter into any settlement with such Third Party which would incur any license fees to such Third Party for the making, using, selling, offer for sale or importation of the Microarrays unless approved by the Joint Steering Committee pursuant to Section 2.7(iv) below. If CLONTECH has complied fully with the procedures set forth in this Section 2.7(i)(a)-(b), MD will indemnify and hold CLONTECH harmless from and against any loss, cost, damage, or other expenses as a result of such Claim.

          (b) CLONTECH shall have the right to defend against or settle any Claim arising from or relating to the CLONTECH IP provided that: (a) MD shall cooperate fully with CLONTECH in any defense, settlement or compromise made by CLONTECH at CLONTECH's expense; (b) MD shall not enter into any settlement agreement or other voluntary resolution of any such Claim without obtaining CLONTECH's prior written consent thereto; and (c) CLONTECH shall not enter into any settlement with such Third Party which would incur any license fees to such Third Party for the making, using, selling, offer for sale or importation of the Microarrays unless approved by the Joint Steering Committee pursuant to Section 2.7(iv). If MD has complied fully with the procedures set forth in this Section 2.7(ii)(a)-(b), CLONTECH will indemnify and hold MD harmless from and against any loss, cost, damage, or other expenses as a result of such Claim.

          (c) In the event the Parties shall disagree as to whether the Claim arises from or relates to MD or CLONTECH IP, then the issue shall be decided by a mutually acceptable independent patent counsel, and the costs incurred in this regard shall be borne by the losing Party.

          (d) If a final injunction is obtained against the making, using or sale of the Microarrays as a result of a Claim by a Third Party or the Joint Steering Committee reasonably believes that the Microarrays are likely to become the subject of a successful claim of infringement, the Joint Steering Committee shall have the right to direct that: (a) the Microarrays, part thereof, or method of manufacture or use thereof be modified in such fashion as to avoid any Third Party Intellectual Property Rights; and/or (b) have a Party or both Parties enter into a Third Party License to obtain rights under such Intellectual Property Rights held by such Third Party, in which event any royalties and/or other payments necessary to obtain or


                                          5.

maintain such Third Party License, including, without limitation, attorneys' fees and costs in negotiating such Third Party License, shall be included as Royalty Costs in the Net Revenue calculations provided for in Section 4.5 hereof. In the event that the Joint Steering Committee believes that neither
(a) nor (b) above is a commercially feasible solution, then the Joint Steering Committee shall notify each Party to cease the making, using, selling, offer for sale and importation of the Microarrays, in which event this Agreement shall terminate effective upon the date such notice is delivered.

                                    ARTICLE III

                                    DEVELOPMENT

     3.1 OBLIGATIONS OF CLONTECH. CLONTECH hereby agrees to diligently perform the duties relating to Project as set forth in the Development Plan, including but not limited to contributing to the Project: (i) its [ * ] of [ * ] used on CLONTECH's [ * ] as of the Effective Date; (ii) such other [ * ] that are identified and developed by CLONTECH during the Term of this Agreement that are useful for the development and manufacture of the Microarrays; and (iii) other expertise and technology useful for the Project including but not limited to [ * ] technology. CLONTECH shall commit such equipment, facilities and scientific and other personnel as required to perform its duties as set forth in the Development Plan.

     3.2 OBLIGATIONS OF MD. MD hereby agrees to diligently perform the duties relating to Project as set forth in the Development Plan, including but not limited to contributing to the Project: (i) access to its Array Spotters and Array Scanners (both [ * ]) at MD's Sunnyvale facilities; and
(ii) and such other technology and expertise useful for the Project, including but not limited to that relating to [ * ] and [ * ]. MD shall commit such equipment, facilities and scientific and other personnel as required to perform its duties as set forth in the Development Plan. In addition, commencing from the Effective Date and during the Term, at CLONTECH's request: (a) MD shall [ * ] to CLONTECH [ * ] Array Scanners for CLONTECH's internal uses at the then prevailing [ * ], or on terms and conditions as agreed upon by the Parties; and (b) [ * ] to CLONTECH, [ * ], such number of Array Spotters as shall be reasonably required by CLONTECH for manufacture of the Microarrays pursuant to this Agreement, provided that: (A) such Array Spotters may only be used by CLONTECH for the manufacture of the Microarrays and may not be used by or transferred to Third Parties; (B) the standard cost of goods of such Array Spotter may be depreciated over [ * ] months and may be included in MD's [ * ] as defined in Section 4.5; (C) CLONTECH agrees to abide by any terms and conditions as reasonably set by MD with regard to the maintenance and use of the Array Spotters; and (D) upon the expiration or termination of this Agreement for any reason, CLONTECH shall immediately cease to use and return such Array Spotters to MD at CLONTECH's expense.

     3.3 COOPERATION. Each Party agrees that it will fully cooperate and assist the other Party with respect to the Project. Each Party shall, at the request of the other Party, promptly provide such results and data in its possession relating to the Project or such information


                                          6.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

regarding its activities and progress on the Project as shall be requested by the other Party from time to time, provided that such information shall be kept confidential under Article VII.

     3.4 OTHER AREAS OF COLLABORATION. Each Party agrees to consider in good faith such additional areas of collaboration as may be proposed by the other Party, including but not limited to those areas set forth in Exhibit C hereto.

     3.5 PUBLICATION OF DATA. Each Party may request the Joint Steering Committee (as described in Article V hereto) to approve the publication of any developments and data resulting from the Project. Unless authorized by the Joint Development, the Parties agree to keep all data, results and information relating to or resulting from the Project confidential in accordance with
Section 7.2.

                                     ARTICLE IV

                      MANUFACTURE, MARKETING AND DISTRIBUTION

     4.1 MANUFACTURE. The Parties shall each have certain responsibilities relating to the manufacture of the Microarrays for sale and distribution hereunder. CLONTECH shall be responsible for [ * ] of [ * ] of the Microarrays for the Parties' use in the manufacture of the Microarrays, and in order to fulfill such responsibilities; CLONTECH agrees to maintain in effect and good standing during the Term that certain Manufacturing Agreement dated [ * ] by and between [ * ] and CLONTECH. All other duties relating to the manufacture of the Microarrays shall be equitably allocated between the Parties by the Joint Steering Committee in accordance with the respective expertise or interest of each Party and the activities that are permitted to be undertaken by each Party in accordance with Third Party Licenses in effect; provided, however, that MD shall use its commercially reasonable efforts to extend the rights under the [ * ] Agreement to permit the manufacture of the Microarrays by CLONTECH pursuant to this Agreement. It is understood that both Parties will establish core competencies in the development, optimization and manufacture of Microarrays, and therefore, during the Term, the Parties will cooperate to equitably allocate manufacturing responsibilities and further agree to exchange information regarding manufacture of the Microarrays, including but not limited to information relating to methods, processes, protocols and procedures concerning the development, optimization, quality control, production and manufacture of the Microarrays.

     4.2 COMMERCIALIZATION. The Parties agree that commercialization of the Microarrays shall be in two phases as set forth below:

          (a) TEST PERIOD. To facilitate [ * ], product adjustments and market evaluation, the Parties agree that for the period commencing from the date Microarrays are first commercially available until [ * ] thereafter ("Test Period"), the Microarrays shall be offered [ * ] to the limited group of Customers consisting of those [ * ]. During the Test Period, MD and CLONTECH shall jointly promote, market and educate such Customers in accordance with a scientifically-

                                          7.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

oriented launch plan ("Launch Plan") devised by the Joint Steering Committee. All sales made during the Test Period shall be recorded by [ * ], provided that the revenues from such sales shall [ * ] in accordance with Section 4.5.
 On a product-by-product basis, the Joint Steering Committee shall have the discretion to shorten the Test Period from [ * ] as it deems desirable.

          (b) COMMERCIAL SALE PERIOD. After the Test Period, MD and CLONTECH may each promote, market, sell and distribute the Microarrays to Customers in the Territory. Each Party shall solely be responsible for its own marketing, sales and distribution programs relating to the Microarrays and may promote, sell and distribute Microarrays through any channels selected by such Party, provided that each Party shall follow any guidelines or rules set by the Joint Steering Committee. The Parties may, on a case-by-case basis, agree to co-market and/or co-distribute Microarrays on terms and conditions to be agreed upon by the Parties in writing.

     4.3 PRODUCT MARKINGS AND PACKAGING. The Joint Steering Committee shall determine all packaging, labels, product literature and advertisements ("Product Materials") for the Microarrays. The Microarrays shall be sold under a trademark to be agreed to by the Parties ("Combination Mark") prior to first shipment of a Microarray to a Customer, and [ * ] shall [ * ] own all right, title and interest to such Combination Mark and all goodwill associated therewith. All decisions with respect to registration, use and enforcement of such Combination Mark shall be [ * ] made by [ * ], and all costs associated therewith shall be [ * ] by [ * ]. Upon expiration or termination of this Agreement, the Parties shall negotiate and agree upon the Parties' respective rights to such Combination Mark. In addition, the Product Materials shall be marked with: (i) all patent and other Intellectual Property Rights notices of MD and/or CLONTECH as applicable to the Microarrays; (ii) such notices as required for compliance with Third Party Licenses in the form as approved by the Joint Steering Committee; and (iii) such MD and CLONTECH trademarks as listed on Exhibit D hereto as determined by the Joint Steering Committee, provided that the Product Materials will display, at a minimum, at least one trademark and/or logo of each Party. Other than expressly permitted herein, no right or license is granted by either Party to the other to use such Party's name, trademarks or tradenames without the express written approval the other Party.

     4.4 CUSTOMER SUPPORT. Each Party shall be primarily responsible for providing customer service and support to its own Customers, provided that such service and support shall conform to the requirements of the plan therefor ("Service and Support Plan") established by the Joint Steering Committee prior to the first shipment of any Microarray to any Customer by either Party. Further, each Party shall provide reasonable assistance and support to the other Party and such other Party's Customers upon request by the other Party or its Customers, in particular pertaining to the subject of such Party's area of expertise. It is understood and agreed that each Party will make its reasonable commercial efforts to provide the equivalent level and quality of customer service and support to the other Party's Customers as such Party provides to its own Customers.

     4.5 REVENUE SHARING. Each Party shall record all revenue received from the sale, lease or other transfer of Microarrays on its own income statements. The Parties agree to


                                          8.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

[ * ] all Net Revenue (whether as net gains or losses) as calculated in accordance with this Section 4.5 and Generally Accepted Accounting Principles ("GAAP").

     As used herein:

     "NET REVENUE" means the total gross amounts received by the Parties and their Affiliates from the sale, lease or other transfer of Microarrays to Customers minus:

          (a)  Direct Manufacturing Costs

          (b)  Manufacturing Overhead Costs;

          (c)  Royalty Costs; and

          (d) returns, packing costs, freight out, taxes or excise duties imposed, and wholesaler and cash discounts customary in the trade.

     "DIRECT MANUFACTURING COSTS" means the direct cost of procuring raw materials that are identifiable as an integral part of the finished product and the compensation paid to employees whose time and effort are directly traceable to the finished product.

     "MANUFACTURING OVERHEAD COSTS" means the costs for manufacturing the finished product which are not included in Direct Manufacturing Costs, such as maintenance, utilities, rent, capitalized research and development costs, insurance, depreciation, and property taxes.

     "ROYALTY COSTS" means the amount of royalties paid to Third Parties for the making, using and selling of Microarrays hereunder as required by Third Party Licenses, which royalties are assessed based on the number of units of Microarrays sold and which do not include any upfront, lump sum or one time license fees paid which are independent of the number of units of Microarrays sold.

     The methods for calculating and allocating the above sales and expenses will be agreed in writing by the accounting departments of each Party for each quarterly period.

     4.6 SALES AND MARKETING COSTS. Unless otherwise agreed to by the Parties, each Party shall bear its own sales and marketing costs.

     4.7 ADJUSTMENT OF [ * ] SHARING. Commencing after the Test Period, a Party may request that the terms and conditions with respect to [ * ] of the [ * ] from the sale of Microarrays as set forth in this Agreement be adjusted if such Party believes in good faith that such terms and conditions create material [ * ] between the Parties; provided, however, the requesting Party shall provide the other Party with such request in writing setting forth: (i) the areas of positive contribution of each Party; (ii) the areas of misaligned priorities of each Party; and (iii) the [ * ] of the present terms and condition with supporting documents thereof; and (iv) a proposal of how to cure the alleged inequities. Upon receipt of the written request by the non-requesting Party, the Parties shall negotiate in good faith for a period of no more than ninety (90) days to agree upon a new [ * ] plan; provided, however,

                                          9.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

in no event shall any new [ * ] plan result in a difference between the [ * ] received by each party in excess of the ratio of [ * ].

     4.8 INVOICE AND SALES REPORT. Each Party shall keep separate and complete books of account containing records to substantiate the allocation of Net Revenue between the Parties in accordance with Section 4.5. Each Party shall within forty-five (45) days after the last day of each calendar quarter provide the other Party with a written report ("Report") setting forth:

          (a) the gross amounts received by such Party for the quarter for the sale, lease or other transfer of Microarrays; and

          (b) a calculation of the Net Revenues and the amount allocable thereof to other Party in accordance with Section 4.5.

     4.9 PAYMENT AND AUDIT. Each Party shall pay to the other Party its allocated portion of the Net Revenues for each quarter on the same day as the Report for such quarter is delivered. Each Party ("Auditing Party") shall have the right, upon reasonable notice to the other Party ("Audited Party"), to have an independent certified public accountant, selected by such Auditing Party reasonably acceptable to the Audited Party, audit the Audited Party's records during normal business hours to verify all records pertaining to the calculation of the Net Revenues and the amount thereof allocable to the Auditing Party hereunder; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. The Audited Party shall promptly pay to the Auditing Party the amount of any underpayment determined in such audit. Any such audit shall be at the expense of the Auditing Party unless such audit indicates greater than ten percent (10%) error in payment based on the records and/or calculations of the Audited Party, in which case such audit shall be at the expense of the Audited Party and such payment shall bear interest from the date due at [ * ] plus the prime rate established by the U.S. Federal
Reserve Bank. Each Party shall preserve and maintain all such records and accounts required for audit for a period of [ * ] years after the calendar quarter for which the record applies. All information resulting from such audits conducted pursuant to this Section 4.9 shall be kept confidential pursuant to Section 7.2.

     4.10 MODIFICATIONS TO REPORTING AND PAYMENT SCHEDULE. The Joint Steering Committee may, from time to time, modify the schedule for the reporting and payment obligations pursuant to Sections 4.8 and 4.9, including, without limitation, to require the Report and the payment to be made on a semi-annual basis.

                                      ARTICLE V

                                     MANAGEMENT

     5.1  JOINT STEERING COMMITTEE.

          (a) FORMATION AND COMPOSITION. The collaboration and relationship between the Parties pursuant to this Agreement shall be managed by a Joint Steering Committee (the "Joint Steering Committee") on which both CLONTECH and MD shall be equally represented by their respective appointees. The Joint Steering Committee shall be responsible for providing overall direction, monitoring progress, managing information exchange between


                                         10.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

the Parties, deciding key strategies and solving problems with respect to development (including but not limited to product design, development timelines and allocation of tasks), marketing and sales (including but not limited to product launch, marketing strategies, pricing, and positioning and promotion strategies) of the Microarrays. To this end, the Joint Steering Committee may establish, from time to time, guidelines which shall be followed by the Parties with respect to the development, manufacture, marketing, and sales of the Microarrays. The Joint Steering Committee will consist of six (6) members, three (3) from CLONTECH and three (3) from MD or such greater or fewer number as the parties may mutually agree upon from time to time, provided that each Party has equal representation. Each party will inform the other party in writing of its first appointed members to the Joint Steering Committee no later than thirty
(30) days from the Effective Date. Either Party may remove any of its representatives and appoint new members to fill any vacancies among its appointees.

          (b) MEETINGS. The Joint Steering Committee shall meet at such frequency as determined by the Joint Steering Committee, but no less frequently than once per quarter. The venue shall alternate between the Parties' principle places of business, unless otherwise agreed to by the Joint Steering Committee.

          (c) REPORTS. For the duration of the Project, each Party shall furnish to the Joint Steering Committee, on a quarterly basis, in confidence under Article VII, a written report on its progress on the Project, along with summaries of technical data and results obtained from the Project.

          (d) GOVERNANCE. All decisions of the Joint Steering Committee shall require a majority vote of its members. The Joint Steering Committee shall strive to reach decisions on a consensus basis. In the event the Joint Steering Committee is unable to reach a decision on any matter within thirty (30) days after it is formally presented to the Joint Steering Committee for resolution, either party may submit such conflict for resolution to the Chief Executive Officers of CLONTECH and MD. In the event the Chief Executive Officers of CLONTECH and MD are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, such conflict shall be submitted to arbitration in San Jose, California administered by the American Arbitration Association ("AAA") in accordance with the then-current Commercial Arbitration Rules of the AAA by one (1) impartial arbitrator appointed in accordance with said rules ("Arbitrator"). The Arbitrator shall apply California law, without reference to rules of conflict of laws or rules of statutory arbitration, to the resolution of such conflict. The judgment of the Arbitrator shall be final and binding on the Parties.

          (e) PROJECT MANAGEMENT. It is anticipated that, from time to time, the Joint Steering Committee will subdivide the Project into smaller sub-projects ("Sub-projects") in order to facilitate management of the overall Project. For each such Sub-project, each Party shall appoint one representative as a co-chair of the Sub-project, who together with the other Party's co-chair, shall be responsible for managing the Sub-project ("Co-chairs"). The Co-chairs may be, but are not required to be, members of the Joint Steering Committee. Each Party will inform the other party in writing of its Co-chair promptly upon appointment thereof, and each Party shall have the right to replace its Co-chair from time to time, provided that it promptly notifies the other Party thereof in writing. The Co-chairs shall report to the Joint Steering Committee for the duration of the Sub-project.


                                         11.

                                     ARTICLE VI

                                     WARRANTIES

     6.1 REPRESENTATIONS AND WARRANTIES OF MD. MD hereby represents and warrants to CLONTECH as follows:

          (a) MD has the corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of this Agreement have been validly authorized by MD.

          (b) MD has the right to grant to CLONTECH the rights and licenses under the MD IP herein granted.

          (c) MD has the right to enter into this Agreement and perform its obligations hereunder without violating the terms of any agreements with Third Parties entered prior to the Effective Date.

          (d) To the best of MD's knowledge, the MD IP does not infringe any valid claims of any Third Party patents.

          (e) There is no action or proceeding pending or insofar as MD knows, threatened against MD before any court, administrative agency or other tribunal which might have a material adverse effect on MD's performance of this Agreement.

     6.2 REPRESENTATIONS AND WARRANTIES OF CLONTECH. CLONTECH hereby represents and warrants to MD as follows:

          (a) CLONTECH has the corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of the Agreement have been validly authorized by CLONTECH.

          (b) CLONTECH has the right to grant to MD the rights and licenses under the CLONTECH IP herein granted.

          (c) CLONTECH has the right to enter into this Agreement and perform its obligations hereunder without violating the terms of any agreements with Third Parties entered prior to the Effective Date.

          (d) To the best of CLONTECH's knowledge, the CLONTECH IP does not infringe any valid claims of any Third Party patents.

          (e) There is no action or proceeding pending or insofar as CLONTECH knows, threatened against CLONTECH before any court, administrative agency or other tribunal which might have a material adverse effect on CLONTECH's performance of this Agreement.

     6.3 DISCLAIMER OF WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS


                                         12.

AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

     6.4 LIMITATION OF LIABILITY. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION IN BREACH OF ARTICLE VII, THE INDEMNITY OBLIGATIONS SET FORTH IN
SECTION 2.7 OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

                                    ARTICLE VII

                           CONFIDENTIALITY AND PUBLICITY

     7.1 PUBLIC RELATIONS AND ANNOUNCEMENTS. The Parties shall agree upon and issue a press release upon the signing of this Agreement. Thereafter, no Party shall issue any public announcements concerning the relationship created by this Agreement without the prior written authorization of the other Party. No representations shall be made by either Party concerning the other without the prior consent of the other Party.

     7.2 CONFIDENTIALITY. The Parties acknowledge that by reason of their relationship to each other hereunder, each will have access to certain information and materials concerning the other's business, plans, customers, technology, and/or products that are confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties ("Confidential Information"). For the purposes of this Agreement, information shall be deemed Confidential Information if such information is identified as such in writing or with legends or other markings or if communicated orally, designated as confidential at the time communicated or within thirty (30) days thereafter. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be Confidential Information. Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any Third Party, any such Confidential Information revealed to it by the other Party and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, regulatory authority or other


                                         13.

government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use commercially reasonable efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. Confidential Information does not include information, technical data or know-how which: (i) is rightfully in the possession of the receiving Party at the time of disclosure as shown by the receiving Party's files and records immediately prior to the time of disclosure; (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party; (iii) is independently developed by a Party without the use of any Confidential Information of the other Party; (iv) is obtained from any Third Party who is authorized to disclose such data and information without obligation of confidentiality to the disclosing Party; or (v) is approved for release by the disclosing Party.

     7.3 REMEDY. If either Party breaches any of its obligations with respect to this Article VII, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

     7.4 AGREEMENT TERMS. Subject to Section 7.1 and the exclusions set forth in Section 7.2 (i) to (v), the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions hereof under circumstances that reasonably ensure the confidentiality thereof to: (i) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so-disclosed), (ii) its legal representatives and advisors (and prospective investors upon approval by the other Party, which approval shall not be unreasonably withheld), and (iii) to such disclosing Party's Third Party licensors (excluding financial terms) to the extent required for compliance with obligations under the Third Party Licenses.

                                    ARTICLE VIII

                                TERM AND TERMINATION

     8.1 TERM. Unless earlier terminated in accordance with this Agreement, the term of this Agreement shall commence on the Effective Date and continue in full force and effect for [ * ] years thereafter ("Initial Term"). Thereafter, this Agreement shall be renewed automatically for additional [ * ] year periods (each a "Renewal Term") unless a Party shall notify the other Party in writing of its intent to not renew the Agreement no later than thirty (30) days before the commencement of any Renewal Term. The Initial Term and any Renewal Terms shall collectively be referred to as the "Term".

     8.2 TERMINATION FOR BREACH. The failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give the Party in default notice specifying the nature of such default and stating its intent to terminate this


                                         14.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

Agreement if such default is not cured. If such default is not cured by the defaulting Party within forty-five (45) days after the receipt of such notice, the non-defaulting Party may terminate the Agreement upon written notice thereof, effective upon receipt of such notice by the defaulting Party.

     8.3 TERMINATION FOR INSOLVENCY. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts, provided, with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days, (ii) upon the other Party's making an assignment for the benefit of creditors, or
(iii) upon the other Party's dissolution or ceasing to do business.

     8.4 EFFECT OF TERMINATION. Expiration or termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the Parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party. Except for the provisions of Sections 2.3, 2.7, 3.5, 4.3, 4.9, 6.3, 6.4 and 8.4 and Articles I, VII and IX which shall survive such expiration or termination, all other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.

                                     ARTICLE IX

                                   MISCELLANEOUS

     9.1 WITHHOLDING TAXES. Each Party shall be entitled to receive from the other Party, in cash, the exact amount specified in Section 4.5 of this Agreement free of any withholding or offsets, except that a Party has the right to deduct from the payments due the other Party any taxes required to be withheld on such income by applicable tax laws in the Territory; provided that such Party shall provide the other Party with appropriate tax receipts for the deducted amount which the other Party can present to its tax authority and sufficient for the other Party to receive the corresponding credit to which it is entitled.

     9.2 CURRENCY OF PAYMENTS. All amounts payable to a Party pursuant to this Agreement shall be made in U.S. Dollars and by wire transfer to the U.S. bank account(s) specified by such Party from time to time. All sales shall be computed in the currency in which the sale was made and then converted to U.S. Dollars. The currency conversion rate shall be the average of the conversion rates in effect on the last twenty (20) business days of the quarterly period for which such payment is due, provided that the Parties may agree upon another method of calculating the conversion rate. The conversion rates to be used in this Agreement shall be the rates reported in the WALL STREET JOURNAL (Western Edition). Failure by a Party to timely render payments when due shall be deemed a material breach of this Agreement.

     9.3 COMPLIANCE WITH LAWS. In performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any


                                         15.

applicable laws and regulations of the U.S. regarding the export or re-export or release of technology and technical data.

     9.4 GOVERNING LAW AND JURISDICTION. All disputes and conflicts arising from or relating to the subject matter of this Agreement shall be resolved pursuant to the procedures set forth in this Section 9.4. The Parties shall endeavor to resolve in good faith any disputes or conflicts arising from or relating to the subject matter of this Agreement, failing which either Party shall submit such conflict for resolution to the Chief Executive Officers of CLONTECH and MD. In the event the Chief Executive Officers of CLONTECH and MD are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, either Party shall be free to seek any remedy available under law or equity. This Agreement shall be governed, controlled, interpreted and deemed by and under the laws of the state of California and the United States without regard to that body of law known as conflicts of law; provided that issues of law relating to patents shall be governed by the laws of the jurisdiction that such patent is in effect. The exclusive jurisdiction and venue for all actions shall be in the U.S. District Court for the N. District of California or the State Courts of Santa Clara County.

     9.5 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and in English and shall be sent by prepaid registered or certified mail, return receipt requested, internationally recognized courier or personal delivery, addressed to the other Party at the address below or at such other address for which such Party gives notice hereunder.

          Molecular Dynamics, Inc.
          Attn:  Jay Flatley, President & CEO
          928 East Arques Avenue
          Sunnyvale, CA 94086

          Clontech Laboratories, Inc.
          Attn:  Anne Scholz, Director, Marketing
          Copy to: Sarah J. Brashears, Esq.,
          1020 E. Meadow Circle
          Palo Alto, CA 94303

Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

     9.7 FORCE MAJEURE. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation hereunder to make payments when due, to the extent that performance of such obligations is delayed by force majeure or contingencies or causes beyond the reasonable control of such Party or its suppliers, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is


                                         16.

beyond the reasonable control and not caused by the negligence or willful misconduct of the nonperforming Party.

     9.8 NONASSIGNABILITY AND BINDING EFFECT. Neither Party shall assign, charge or encumber any portion of this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld; provided that, where the assignment is proposed to be made as part of the transfer of all or substantially all of the assets of the assigning Party, whether by merger, sale or otherwise, the Parties agree that no consent by CLONTECH shall be required for an assignment of this Agreement by MD to [ * ]. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to, the benefit of the heirs, executors, administrators, successors and permitted assigns of the Parties.

     9.9 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

     9.10 NO WAIVER. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

     9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     9.12 ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between MD and CLONTECH with respect to such subject matter. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

     9.13 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties, and neither Party shall have any authority to bind the other Party or incur any obligation on the other Party's behalf.


                             [Signature Page To Follow]


                                         17.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

     The undersigned have executed this Agreement on behalf of CLONTECH and MD, as applicable, effective as of the Effective Date.

MOLECULAR DYNAMICS, INC.                     CLONTECH LABORATORIES, INC.
("MD")                                       ("CLONTECH")


By: /s/ Jay Flatley                          By: /s/ Kenneth Fong
   ----------------------------                 --------------------------------

Name: Jay Flatley                            Name: Kenneth Fong
     --------------------------                   ------------------------------

Title: President/CEO                         Title: CEO
      -------------------------                    -----------------------------


                                         18.

                                     EXHIBIT A

                    LISTING OF ARRAY SPOTTERS AND ARRAY SCANNERS


[ * ]

                                          1.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                     EXHIBIT B

                                  DEVELOPMENT PLAN

                                     [ATTACHED]


                                       [ * ]

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                     EXHIBIT C

                            OTHER AREAS OF COLLABORATION

The parties agree to participate in negotiations not covered by this Agreement, including terms and strategies for a CLONTECH [ * ] for the [ * ]. As used herein, the terms "[ * ]" includes the technology listed in paragraphs 1 through 4 below, and possibly other technologies deemed appropriate and agreed to by the parties. The CLONTECH technologies to be included in the CLONTECH [ * ] shall be negotiated separately, and are outside the scope of this Agreement.

[ * ]


                                          1.

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

                                     EXHIBIT D

                                     TRADEMARKS

MD Registered Trademarks: MegaBACE-Registered Trademark-, BioLumin, FluorImager, ImageQuant, ImageSpace, Molecular Dynamics, the Molecular Dynamics logo, Personal Densitometer, PhosphorImager, Storm, 3DbyMD, the 3DbyMD logo

Other MD Trademarks: CLSM, FluorSep, Fragment Analysis, MultiProbe, Sarastro, Xperiment, MTAP, Avalanche, Blizzard, Volcano, ToxArray, FlexArray

CLONTECH Registered Trademarks:  ADVANTAGE

Other CLONTECH Trademarks: CLONTECH, TALON, Taqstart, ApoAlert, MTN, SMART, LIVING COLORS, TET-ON, TET-OFF, 5'-STRETCH, Delta, Atlas, MICRONORTHERN CHIP, Atlas RNA Chip, PREMIUM RNA & Design, PCR Select, Atlas Vision, CLONCapture, MARATHON


                                          1.